THE NEW HOME COMPANY REPORTS 2018 FOURTH QUARTER AND FULL YEAR RESULTS

2018 Fourth Quarter Financial Results
- Diluted EPS of $(0.80) per share -
- Adjusted EPS of $0.28*, excluding inventory and joint venture impairment charges -
- Backlog units up 25%, dollar value up 28% -
- Deliveries up 35% -
- Ending community count up 18% -

Aliso Viejo, California, February 15, 2019. The New Home Company Inc. (NYSE: NWHM) today announced results for the 2018 fourth quarter and full year.

Fourth Quarter 2018 Financial Results

•	Net loss of $16.2 million, or $(0.80) per diluted share, including $30.0 million of pretax inventory and joint venture impairment charges

•	Adjusted net income of $5.6 million*, or $0.28* per diluted share, compared to $14.2 million*, or $0.67* per diluted share, for the 2017 fourth quarter

•	Total revenue of $229.7 million; home sales revenue of $187.3 million

•	Deliveries up 35% to 187

•	Backlog increased 25% to 191 units with total dollar value of $207.1 million

•	Ending community count up 18%

•	Repurchased 379,505 shares of common stock, or 2% of outstanding shares for $2.8 million

Full Year 2018 Financial Results

•	Total revenue of $667.6 million; home sales revenue of $504.0 million

•	Net loss of $14.2 million, or $(0.69) per diluted share, including $30.0 million of pretax inventory and joint venture impairment charges

•	Adjusted net income of $7.6 million*, or $0.37* per diluted share, compared to $21.7 million*, or $1.03* per diluted share, for 2017

•	Deliveries up 46% to 498 for the full year

•	Net new home orders up 30%

•	Repurchased 1,003,116 shares of common stock, or 5% of outstanding shares for $8.5 million

The Company reported a net loss of $16.2 million, or $(0.80) per diluted share for the 2018 fourth quarter. Adjusted net income for the period was $5.6 million*, or $0.28* per diluted share, after excluding $10.0 million in pretax inventory impairment charges and $20.0 million of pretax joint venture impairment charges. The Company's net income for the 2017 fourth quarter was $10.5 million, or $0.50 per diluted share. Adjusted net income for the 2017 period was $14.2 million*, or $0.67* per diluted share, and excluded $3.2 million in income tax charges related to the revaluation of deferred tax assets and $0.9 million in pretax inventory impairment charges.

“In 2018, we took another step forward in implementing our strategy to reach more buyers through more affordably priced communities as evidenced by a 46% increase in deliveries compared to 2017 and a 38% reduction in the average selling price of homes delivered,” said Larry Webb, Chairman and Chief Executive Officer of The New Home Company. "However, the fourth quarter of 2018 proved to be a challenge as potential buyers in our markets exercised a high degree of caution during what is already a seasonally slow period, which resulted in a slower absorption rate. In addition, we experienced some construction delays at a few communities, most notably at our multifamily condominium community in Playa Vista, which negatively impacted our fourth quarter revenues. While we continue to have confidence in the fundamental drivers of our business and strategy, we acknowledge the operational challenges a slowing housing market poses and have adjusted our outlook accordingly.”

Mr. Webb continued, “As a result of this revised outlook, we took impairment charges at two higher-priced communities in Southern California and one land development joint venture in Northern California. We believe these actions were necessary in light of the current demand environment and should allow us to turn through these communities at a more accelerated rate, redeploy capital within our existing or new markets and generate cash flow more quickly.”
Mr. Webb concluded. “We continue to be positive about the long-term outlook for our markets and our company, and we are taking steps to right-size our business and fortify our balance sheet. We anticipate that these initiatives will lead to a leaner cost structure, reduce debt leverage over time and improve shareholder returns."

Fourth Quarter 2018 Operating Results

Total revenues for the 2018 fourth quarter were $229.7 million, compared to $324.1 million in the prior year period. Net loss attributable to the Company was $16.2 million, or $(0.80) per diluted share, compared to net income of $10.5 million, or $0.50 per diluted share, in the prior year period. The year-over-year decrease in net income was primarily attributable to a $29.1 million increase in inventory and joint venture impairments, a 33% decrease in home sales revenue, a 770 basis point decline in home sales gross margin percentage (270 basis point decline before impairments*) and a 150 basis point increase in selling, general and administrative costs as a percentage of home sales revenue. These decreases were partially offset by a tax benefit for the 2018 fourth quarter.

Wholly Owned Projects

Home sales revenue for the 2018 fourth quarter decreased 33% to $187.3 million, compared to $279.9 million in the prior year period. The decrease in home sales revenue was driven largely by a 50% decline in average selling price to $1.0 million, which was partially offset by a 35% increase in deliveries. Home sales revenue was also negatively impacted by the delayed closing of several homes in backlog that were scheduled to be delivered in the period. The decrease in average selling price was most notable in Southern California where over half of our deliveries were from more-affordable communities with base pricing of $750,000 or below. In addition, the 2017 fourth quarter average selling price was heavily influenced by deliveries from two Crystal Cove luxury communities in Newport Coast, CA where average selling prices exceeded $6.0 million.

Gross margin from home sales for the 2018 fourth quarter was 8.1% and included $10.0 million in inventory impairment charges related to two higher-priced communities in Southern California. Homes sales gross margin for the 2017 fourth quarter was 15.8% and included inventory impairment charges of $0.9 million. Excluding inventory impairments, our home sales gross margin was 13.5%* for the 2018 fourth quarter as compared to 16.2%* in the prior year period. The 270 basis point decline was primarily due to higher interest costs included in cost of home sales, and to a lesser extent, a product mix shift and slightly higher incentives. Additionally, the 2017 fourth quarter also benefited from an $0.8 million warranty reserve adjustment. Adjusted homebuilding gross margin for the 2018 fourth quarter, which excludes interest in cost of home sales and impairments, was 17.7%* compared to 18.0%* in the year ago period.

Our SG&A expense ratio as a percentage of home sales revenue for the 2018 fourth quarter was 9.9% versus 8.4% in the prior year period. The 150 basis point increase in the SG&A rate was primarily due to lower home sales revenue, higher co-broker commissions, and higher sales personnel and advertising costs associated with increased community count. Partially offsetting these year-over-year increases was decreased capitalized selling and marketing cost amortization due to the closeout of higher-end, luxury communities. G&A costs for the 2018 fourth quarter were also lower as compared to the prior year period primarily due to lower compensation-related expenses.

Net new home orders for the 2018 fourth quarter decreased 36% to 69 homes due to a slower monthly sales pace. We believe buyer hesitancy stemming from higher interest rates and affordability concerns impacted 2018 fourth quarter demand with the monthly sales absorption rate dropping to 1.2 sales per community compared to 2.3 for the year ago period. The Company's active selling community count was up 18% as of the end of the 2018 fourth quarter to 20 communities.

The dollar value of the Company's wholly owned backlog at the end of the 2018 fourth quarter was $207.1 million and totaled 191 homes compared to $162.3 million and 153 homes in the prior year period. The increase in backlog dollar value resulted primarily from the 25% increase in homes in backlog, and to a lesser extent, a 2% higher average selling price.

Fee Building Projects

Fee building revenue for the 2018 fourth quarter was $42.4 million, compared to $44.2 million in the prior year period. Management fees from joint ventures and construction management fees from third parties increased to $1.6 million for the 2018 fourth quarter as compared to $1.2 million for the 2017 fourth quarter. We generated $1.1 million in fee building gross margin for the 2018 fourth quarter versus $1.0 million in the prior year period. The higher fee building margin was largely the result of increased construction management fees from third parties, partially offset by a $0.3 million decrease in management fees from joint ventures.

Unconsolidated Joint Ventures (JVs)

The Company’s share of joint venture loss for the 2018 fourth quarter was $19.9 million, down from $0.3 million of income in the prior year period. Included in the Company's loss was a $20.0 million impairment charge related to our investment in a land development joint venture in Northern California. The impairment was primarily the result of lower anticipated land sales revenue as well as our decision to not incorporate a potential homebuilding component within the existing land development joint venture at this time. The following sets forth supplemental information about the Company’s joint ventures. Such information is not included in the Company’s financial data for GAAP purposes but is provided for informational purposes.

Joint venture net loss totaled $28.3 million, compared to net income of $0.6 million in the prior year period. Joint venture home sales revenue for the 2018 fourth quarter totaled $52.8 million, compared to $38.1 million in the prior year period, while joint venture land sales revenue totaled $7.5 million for the 2018 fourth quarter, compared to $1.7 million in the prior year period.

At the end of both the 2018 and 2017 fourth quarters, our joint ventures had seven actively selling communities. Net new home orders from joint ventures for the 2018 fourth quarter decreased 32% to 23 homes. The dollar value of homes in backlog from joint ventures at the end of the 2018 fourth quarter was $66.9 million from 76 homes compared to $66.6 million from 80 homes at the end of the 2017 fourth quarter.

Income Taxes

The Company's effective tax rate was 27.8%, or 27.5%* before discrete items, as compared to 51.7%, or 37.8%* before discrete items, in the 2017 fourth quarter. The effective tax rate for the 2017 fourth quarter was impacted by a deferred tax asset charge, included in discrete items, related to Federal tax rate cuts from 2017's Tax Cuts and Jobs Act. The rate cuts were the primary driver of the year-over-year decrease in the Company's effective tax rate before discrete items, partially offset by the loss of certain tax benefits from production activities that were eliminated as a result of tax reform.

Full Year 2018 Operating Results

For the full year 2018, the Company reported a net loss of $14.2 million, or $(0.69) per diluted share. Adjusted net income for the year was $7.6 million*, or $0.37* per diluted share, after excluding $10.0 million in pretax inventory impairment charges and $20.0 million of pretax joint venture impairment charges. The Company's net income for 2017 was $17.2 million, or $0.82 per diluted share. Adjusted net income for 2017 was $21.7 million*, or $1.03*

per diluted share, and excluded $3.2 million in income tax charges related to the revaluation of deferred tax assets and $2.2 million in pretax inventory impairment charges.

Total revenues for the year ended December 31, 2018 were $667.6 million compared to $751.2 million for the prior year. Homebuilding revenue declined to $504.0 million primarily from a 38% decrease in the average selling price of homes due to a strategic shift to more affordably priced homes in 2018, partially offset by a 46% increase in the number of homes delivered during the year. The year-over-year decrease in net income was primarily attributable to a $27.8 million increase in inventory and joint venture impairment charges, a 380 basis point decline in home sales margin (220 basis point decline before impairments*), an 11% decrease in total revenues, and a 180 basis point increase in selling, general and administrative expenses as a percentage of home sales revenue. These items were partially offset by the income tax benefit for 2018.

Balance Sheet and Liquidity

As of December 31, 2018, the Company had real estate inventories totaling $566.3 million and owned or controlled 2,812 lots through its wholly owned operations (excluding fee building and joint venture lots), of which 1,145 lots, or 41%, were controlled through option contracts. The Company ended the 2018 fourth quarter with $42.3 million in cash and cash equivalents and $387.6 million in debt, of which $67.5 million was outstanding under its $200 million revolving credit facility. As of December 31, 2018, the Company had a debt-to-capital ratio of 61.8% and a net debt-to-capital ratio of 59.0%*.

Stock Repurchase

During the 2018 fourth quarter, the Company repurchased 379,505 shares of common stock for approximately $2.8 million under its previously announced stock repurchase plan. For the full year 2018, the Company repurchased and retired 1,003,116 shares totaling $8.5 million, leaving a remaining authorization of $6.5 million as of December 31, 2018.

Guidance

The Company's current estimate for the 2019 first quarter is as follows:

•	Home sales revenue of $80 - $90 million

•	Fee building revenue of $20 - $25 million

•	Home sales gross margin of 12.6% - 13.0%

Conference Call Details

The Company will host a conference call and webcast for investors and other interested parties beginning at 11:00 a.m. Eastern Time on Friday, February 15, 2019 to review fourth quarter and full year results, discuss recent events and results, and discuss the Company's quarterly guidance for 2019. We will also conduct a question-and-answer period. The conference call will be available in the Investors section of the Company’s website at www.NWHM.com. To listen to the broadcast live, go to the site approximately 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. To participate in the telephone conference call, dial 1-877-407-0789 (domestic) or 1-201-689-8562 (international) at least five minutes prior to the start time. Replays of the conference call will be available through March 15, 2019 and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and entering the pass code 13686678.

* Adjusted net income, Adjusted EPS, homebuilding (home sales) gross margin before impairments, adjusted homebuilding gross margin (or homebuilding gross margin excluding interest in cost of home sales and impairments), effective tax rate before discrete items and net debt-to-capital ratio are non-GAAP measures. A reconciliation of the appropriate GAAP measure to each of these measures is included in the accompanying financial data. See “Reconciliation of Non-GAAP Financial Measures.”

About The New Home Company

NWHM is a new generation homebuilder focused on the design, construction and sale of innovative and consumer-driven homes in major metropolitan areas within select growth markets in California and Arizona, including Southern California, the San Francisco Bay area, metro Sacramento and the greater Phoenix area. The Company is headquartered in Aliso Viejo, California. For more information about the Company and its new home developments, please visit the Company's website at www.NWHM.com.

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, anticipation, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning our revenues, community counts and openings, the timing and success of specific projects, our ability to execute our strategic growth objectives, gross margins, other projected results, income, earnings per share, joint ventures and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “should,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal,” “will,” “guidance,” “target,” “forecast,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation; a downturn in the homebuilding industry; changes in sales conditions, including home prices, in the markets where we build homes; our significant amount of debt and the impact of restrictive covenants in our debt agreements; our ability to repay our debt as it comes due; changes in our credit rating or outlook; volatility and uncertainty in the credit markets and broader financial markets; our business and investment strategy including our plans to sell more affordably priced homes; availability of land to acquire and our ability to acquire such land on favorable terms or at all; our liquidity and availability, terms and deployment of capital; changes in margin; write-downs; shortages of or increased prices for labor, land or raw materials used in housing construction; adverse weather conditions and natural disasters (including wild fires and mudslides); issues concerning our joint venture partnerships; the cost and availability of insurance and surety bonds; governmental regulation, including the impact of "slow growth" or similar initiatives; changes in, or the failure or inability to comply with, governmental laws and regulations; the timing of receipt of regulatory approvals and the opening of projects; delays in the land entitlement process, development, construction, or the opening of new home communities; litigation and warranty claims; the degree and nature of competition; the impact of recent accounting standards; availability of qualified personnel and our ability to retain our key personnel; and additional factors discussed under the sections captioned “Risk Factors” included in our annual report and other reports filed with the Securities and Exchange Commission. The Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Contact:
Investor Relations | Drew Mackintosh | 949-382-7838 | investorrelations@nwhm.com

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(Dollars in thousands, except per share amounts)
Revenues:
Home sales	$187,258	$279,885	$504,029	$560,842
Fee building, including management fees from unconsolidated joint ventures of $874, $1,190, $3,385 and $4,945, respectively	42,408	44,217	163,537	190,324
	229,666	324,102	667,566	751,166
Cost of Sales:
Home sales	162,034	234,668	436,530	473,213
Home sales impairments	10,000	900	10,000	2,200
Fee building	41,275	43,194	159,136	184,827
	213,309	278,762	605,666	660,240
Gross Margin:
Home sales	15,224	44,317	57,499	85,429
Fee building	1,133	1,023	4,401	5,497
	16,357	45,340	61,900	90,926

Selling and marketing expenses	(10,754)	(14,465)	(36,065)	(32,702)
General and administrative expenses	(7,784)	(9,180)	(25,966)	(26,330)
Equity in net income (loss) of unconsolidated joint ventures	(19,902)	260	(19,653)	866
Other income (expense), net	(293)	(263)	(521)	(229)
Pretax income (loss)	(22,376)	21,692	(20,305)	32,531
(Provision) benefit for income taxes	6,226	(11,222)	6,075	(15,390)
Net income (loss)	(16,150)	10,470	(14,230)	17,141
Net loss attributable to non-controlling interest	—	1	14	11
Net income (loss) attributable to The New Home Company Inc.	$(16,150)	$10,471	$(14,216)	$17,152

Earnings (loss) per share attributable to The New Home Company Inc.:
Basic	$(0.80)	$0.50	$(0.69)	$0.82
Diluted	$(0.80)	$0.50	$(0.69)	$0.82
Weighted average shares outstanding:
Basic	20,247,406	20,876,766	20,703,967	20,849,736
Diluted	20,247,406	21,145,065	20,703,967	20,995,498

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2018	2017
	(Dollars in thousands, except per share amounts)
	(Unaudited)
Assets
Cash and cash equivalents	$42,273	$123,546
Restricted cash	269	424
Contracts and accounts receivable	18,265	23,224
Due from affiliates	1,218	1,060
Real estate inventories	566,290	416,143
Investment in and advances to unconsolidated joint ventures	34,330	55,824
Other assets	33,452	24,291
Total assets	$696,097	$644,512

Liabilities and equity
Accounts payable	$39,391	$23,722
Accrued expenses and other liabilities	29,028	38,054
Unsecured revolving credit facility	67,500	—
Senior notes, net	320,148	318,656
Total liabilities	456,067	380,432
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 20,058,904 and 20,876,837, shares issued and outstanding as of December 31, 2018 and December 31, 2017, respectively	201	209
Additional paid-in capital	193,132	199,474
Retained earnings	46,621	64,307
Total stockholders' equity	239,954	263,990
Non-controlling interest in subsidiary	76	90
Total equity	240,030	264,080
Total liabilities and equity	$696,097	$644,512

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended
	December 31,
	2018	2017
	(Dollars in thousands)
Operating activities:
Net income (loss)	$(14,230)	$17,141
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Deferred taxes	(7,620)	(1,073)
Noncash deferred tax asset charge	—	3,190
Amortization of stock-based compensation	3,090	2,803
Distributions of earnings from unconsolidated joint ventures	715	1,588
Inventory impairments	10,000	2,200
Abandoned project costs	206	383
Equity in net income (loss) of unconsolidated joint ventures	19,653	(866)
Deferred profit from unconsolidated joint ventures	136	821
Depreciation and amortization	6,631	449
Net changes in operating assets and liabilities:
Contracts and accounts receivable	4,959	4,670
Due from affiliates	(242)	18
Real estate inventories	(157,705)	(114,930)
Other assets	(11,642)	(5,255)
Accounts payable	15,669	(9,546)
Accrued expenses and other liabilities	(9,305)	7,544
Net cash used in operating activities	(139,685)	(90,863)
Investing activities:
Purchases of property and equipment	(246)	(195)
Cash assumed from joint venture at consolidation	—	995
Contributions and advances to unconsolidated joint ventures	(15,066)	(27,479)
Distributions of capital and repayment of advances from unconsolidated joint ventures	15,436	15,577
Interest collected on advances to unconsolidated joint ventures	178	552
Net cash provided by (used in) investing activities	302	(10,550)
Financing activities:
Borrowings from credit facility	150,000	88,000
Repayments of credit facility	(82,500)	(206,000)
Proceeds from senior notes	—	324,465
Repayments of other notes payable	—	(4,110)
Payment of debt issuance costs	—	(7,565)
Repurchases of common stock	(8,563)	—
Tax withholding paid on behalf of employees for stock awards	(982)	(590)
Proceeds from exercise of stock options	—	102
Net cash provided by financing activities	57,955	194,302
Net (decrease) increase in cash, cash equivalents and restricted cash	(81,428)	92,889
Cash, cash equivalents and restricted cash – beginning of period	123,970	31,081
Cash, cash equivalents and restricted cash – end of period	$42,542	$123,970

KEY FINANCIAL AND OPERATING DATA
(Dollars in thousands)
(Unaudited)

New Home Deliveries:
	Three Months Ended December 31,
	2018			2017			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
Southern California	102	$113,283	$1,111	86	$242,955	$2,825	19%	(53)%	(61)%
Northern California	85	73,975	870	53	36,930	697	60%	100%	25%
Total	187	$187,258	$1,001	139	$279,885	$2,014	35%	(33)%	(50)%

	Year Ended December 31,
	2018			2017			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
Southern California	282	$317,373	$1,125	174	$433,651	$2,492	62%	(27)%	(55)%
Northern California	216	186,656	864	167	127,191	762	29%	47%	13%
Total	498	$504,029	$1,012	341	$560,842	$1,645	46%	(10)%	(38)%

	Three Months Ended December 31,			Year Ended December 31,
	2018	2017	% Change	2018	2017	% Change
Net New Home Orders:
Southern California	53	54	(2)%	301	197	53%
Northern California	13	53	(75)%	202	215	(6)%
Arizona	3	—	NA	33	—	NA
	69	107	(36)%	536	412	30%

Selling Communities at End of Period:
Southern California				13	10	30%
Northern California				5	7	(29)%
Arizona				2	—	NA
				20	17	18%

Average Selling Communities:
Southern California	13	9	44%	12	7	71%
Northern California	5	7	(29)%	6	6	—%
Arizona	2	—	NA	2	—	NA
	20	16	25%	20	13	54%

Monthly Sales Absorption Rate per Community (1):
Southern California	1.4	2.1	(33)%	2.2	2.3	(4)%
Northern California	0.9	2.5	(64)%	2.7	3.1	(13)%
Arizona	0.5	NA	NA	1.7	NA	NA
Total	1.2	2.3	(48)%	2.3	2.7	(15)%

Backlog:	As of December 31,
	2018			2017			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
Southern California	90	$111,024	$1,234	71	$93,955	$1,323	27%	18%	(7)%
Northern California	68	59,847	880	82	68,295	833	(17)%	(12)%	6%
Arizona	33	36,200	1,097	—	—	—	NA	NA	NA
Total	191	$207,071	$1,084	153	$162,250	$1,060	25%	28%	2%

(1) Monthly sales absorption represents the number of net new home orders divided by the number of average selling communities for the period.

Lots Owned and Controlled:	As of December 31,
	2018	2017	% Change
Lots Owned
Southern California	626	563	11%
Northern California	742	318	133%
Arizona	299	65	360%
Total	1,667	946	76%
Lots Controlled (1)
Southern California	205	278	(26)%
Northern California	451	1,031	(56)%
Arizona	489	497	(2)%
Total	1,145	1,806	(37)%
Lots Owned and Controlled - Wholly Owned	2,812	2,752	2%
Fee Building (2)	806	920	(12)%
Total Lots Owned and Controlled	3,618	3,672	(1)%

(1) Includes lots that we control under purchase and sale agreements or option agreements subject to customary conditions and have not yet closed. There can be no assurance that such acquisitions will occur.
(2) Lots owned by third party property owners for which we perform construction services.

Other Financial Data:	Three Months Ended December 31,	Year Ended December 31,
2018	2017	2018	2017
Interest incurred	$7,779	$6,761	$28,377	$21,978
Adjusted EBITDA(1)	$19,565	$28,632	$39,898	$50,145
Adjusted EBITDA margin percentage (1)	8.5%	8.8%	6.0%	6.7%

LTM(2) Ended December 31,
2018	2017

Interest incurred	$28,377	$21,978
Adjusted EBITDA(1)	$39,898	$50,145
Adjusted EBITDA margin percentage (1)	6.0%	6.7%
Ratio of Adjusted EBITDA to total interest incurred(1)	1.4	x	2.3x

December 31,
2018	2017
Ratio of debt-to-capital	61.8%	54.7%
Ratio of net debt-to-capital(1)	59.0%	42.4%
Ratio of debt to LTM(2) Adjusted EBITDA(1)	9.7x	6.4	x
Ratio of net debt to LTM(2) Adjusted EBITDA(1)	8.6x	3.9x
Ratio of cash and inventory to debt	1.6x	1.7	x

(1)
Adjusted EBITDA, Adjusted EBITDA margin percentage, ratio of Adjusted EBITDA to total interest incurred, ratio of net debt-to-capital, ratio of debt to LTM Adjusted EBITDA and ratio of net debt to LTM Adjusted EBITDA are non-GAAP measures. Please see "Reconciliation of Non-GAAP Financial Measures" for a reconciliation of each of these measures to the appropriate GAAP measure.

(2)	"LTM" indicates amounts for the trailing 12 months.

KEY FINANCIAL AND OPERATING DATA - UNCONSOLIDATED JOINT VENTURES
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2018	2017	% Change	2018	2017	% Change
Financial Data - Unconsolidated Joint Ventures:
Home sales revenue	$52,811	$38,069	39%	$138,892	$142,697	(3)%
Land sales revenue	7,453	1,698	339%	42,731	4,750	800%
Total revenue	$60,264	$39,767	52%	$181,623	$147,447	23%
Net income (loss)	$(28,253)	$563	NM	$(27,904)	$(529)	NM

Operating Data - Unconsolidated Joint Ventures:
New home orders	23	34	(32)%	142	170	(16)%
New homes delivered	54	34	59%	146	149	(2)%
Average selling price of homes delivered	$978	$1,120	(13)%	$951	$958	(1)%

Selling communities at end of period				7	7	—%
Backlog homes (dollar value)				$66,892	$66,636	—%
Backlog (homes)				76	80	(5)%
Average sales price of backlog				$880	$833	6%

Homebuilding lots owned and controlled				211	341	(38)%
Land development lots owned and controlled				1,879	2,323	(19)%
Total lots owned and controlled				2,090	2,664	(22)%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

In this earnings release, we utilize certain non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they, and similar measures, are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

The following table reconciles net income (loss) attributable to the Company to the non-GAAP measure of adjusted net income attributable to the Company (net income before home sales and joint venture impairment and noncash deferred tax asset charges) and earnings (loss) per share and earnings (loss) per diluted share attributable to the Company to the non-GAAP measures of adjusted earnings per share and adjusted diluted earnings per share attributable to the Company (earnings per share before home sales and joint venture impairment and noncash deferred tax asset charges). We believe removing the impact of impairments and deferred tax asset adjustments is relevant to provide investors with an understanding of the impact these noncash items had on earnings.

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(Dollars in thousands, except per share amounts)
Net income (loss) attributable to The New Home Company Inc.	$(16,150)	$10,471	$(14,216)	$17,152
Home sales and joint venture impairments (tax effected)	21,750	560	21,810	1,366
Noncash deferred tax asset charge	—	3,190	—	3,190
Adjusted net income attributable to The New Home Company Inc.	$5,600	$14,221	$7,594	$21,708

Earnings (loss) per share attributable to The New Home Company Inc.:
Basic	$(0.80)	$0.50	$(0.69)	$0.82
Diluted	$(0.80)	$0.50	$(0.69)	$0.82

Adjusted earnings per share attributable to The New Home Company Inc.:
Basic	$0.28	$0.68	$0.37	$1.04
Diluted	$0.28	$0.67	$0.37	$1.03

Weighted average shares outstanding:
Basic	20,247,406	20,876,766	20,703,967	20,849,736
Diluted	20,326,250	21,145,065	20,804,859	20,995,498

Home sales and joint venture impairments	$30,000	$900	$30,000	$2,200
Effective tax rate for The New Home Company Inc. before discrete items(1)	27.5%	37.8%	27.3%	37.9%
Tax benefit from home sales and joint venture impairments	$(8,250)	$(340)	$(8,190)	$(834)
Home sales and joint venture impairments (tax effected)	$21,750	$560	$21,810	$1,366

Loss per share attributable to The New Home Company Inc. related to home sales and joint venture impairments:
Basic	$1.07	$0.03	$1.05	$0.07
Diluted	$1.07	$0.03	$1.05	$0.07
(1) Refer to table below for reconciliation of the effective tax rate before discrete items.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(Unaudited)

The following table reconciles homebuilding gross margin percentage as reported and prepared in accordance with GAAP to the non-GAAP measures, homebuilding gross margin excluding interest in cost of home sales and adjusted homebuilding gross margin. We believe this information is meaningful, as it isolates the impact home sales impairments and leverage have on homebuilding gross margin and provides investors better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended December 31,				Year Ended December 31,
	2018	%	2017	%	2018	%	2017	%
	(Dollars in thousands)
Home sales revenue	$187,258	100.0%	$279,885	100.0%	$504,029	100.0%	$560,842	100.0%
Cost of home sales	172,034	91.9%	235,568	84.2%	446,530	88.6%	475,413	84.8%
Homebuilding gross margin	15,224	8.1%	44,317	15.8%	57,499	11.4%	85,429	15.2%
Add: Homes sales impairments	10,000	5.4%	900	0.3%	10,000	2.0%	2,200	0.4%
Homebuilding gross margin before impairments	25,224	13.5%	45,217	16.2%	67,499	13.4%	87,629	15.6%
Add: Interest in cost of home sales	7,868	4.2%	5,302	1.8%	18,678	3.7%	11,021	2.0%
Adjusted homebuilding gross margin	$33,092	17.7%	$50,519	18.0%	$86,177	17.1%	$98,650	17.6%

The following table reconciles the Company’s effective tax rate calculated in accordance with GAAP to the non-GAAP measure, effective tax rate before discrete items. The Tax Cuts and Jobs Act enacted in December 2017 cut Federal corporate income tax rates effective for 2018, and we believe removing the impact of the discrete items is relevant to provide investors with an understanding of the impact the tax cuts had on earnings.

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(Dollars in thousands)
Effective tax rate for The New Home Company Inc.:
Pretax income (loss)	$(22,376)	$21,692	$(20,305)	$32,531
(Provision) benefit for income taxes	$6,226	$(11,222)	$6,075	$(15,390)
Effective tax rate (1)	27.8%	51.7%	29.9%	47.3%

Effective tax rate for The New Home Company Inc. before discrete items:
(Provision) benefit for income taxes	$6,226	$(11,222)	$6,075	$(15,390)
Adjustment for discrete items	(69)	3,029	(523)	3,068
(Provision) benefit for income taxes before discrete items	$6,157	$(8,193)	$5,552	$(12,322)
Effective tax rate for The New Home Company Inc. before discrete items(1)	27.5%	37.8%	27.3%	37.9%
(1) Effective tax rate is computed by dividing the (provision) benefit for income taxes by pretax income (loss).

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(Unaudited)

Adjusted EBITDA, Adjusted EBITDA margin percentage, the ratio of Adjusted EBITDA to total interest incurred, the ratio of debt to Adjusted EBITDA, and the ratio of net debt to Adjusted EBITDA are non-GAAP measures. Adjusted EBITDA means net income (loss) (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) interest expense, (c) amortization of previously capitalized interest included in cost of sales and equity in net income (loss) of unconsolidated joint ventures, (d) noncash impairment charges and abandoned project costs, (e) depreciation and amortization, (f) amortization of stock-based compensation and (g) income (loss) from unconsolidated joint ventures. Adjusted EBITDA margin percentage is calculated by dividing Adjusted EBITDA by total revenue for a given period. The ratio of Adjusted EBITDA to total interest incurred is calculated by dividing Adjusted EBITDA by total interest incurred for a given period. The ratio of debt to Adjusted EBITDA is calculated by dividing debt at the period end by Adjusted EBITDA for a given period. The ratio of net debt to Adjusted EBITDA is calculated by dividing debt at the period end less cash, cash equivalents and restricted cash by Adjusted EBITDA for a given period. Other companies may calculate Adjusted EBITDA differently. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective capitalization, interest costs, tax position and level of impairments. Due to the significance of the GAAP components excluded, Adjusted EBITDA should not be considered in isolation or as an alternative to net income (loss), cash flows from operations or any other performance measure prescribed by GAAP. A reconciliation of net income (loss) to Adjusted EBITDA, and the calculations of Adjusted EBITDA margin percentage, the ratio of Adjusted EBITDA to total interest incurred, the ratio of debt to Adjusted EBITDA, and the ratio of net debt to Adjusted EBITDA are provided in the following table.

	Three Months Ended		LTM(1) Ended
	December 31,		December 31,
	2018	2017	2018		2017
	(Dollars in thousands)
Net income (loss)	$(16,150)	$10,470	$(14,230)		$17,141
Add:
Interest amortized to cost of sales and equity in net income (loss) of unconsolidated joint ventures	9,016	5,333	19,908		11,057
(Benefit) provision for income taxes	(6,226)	11,222	(6,075)		15,390
Depreciation and amortization	2,134	105	6,631		449
Amortization of stock-based compensation	764	717	3,090		2,803
Cash distributions of income from unconsolidated joint ventures	—	—	715		1,588
Noncash inventory impairments and abandonments	10,125	1,045	10,206		2,583
Less:
Equity in net (income) loss of unconsolidated joint ventures	19,902	(260)	19,653		(866)
Adjusted EBITDA	$19,565	$28,632	$39,898		$50,145
Total Revenue	$229,666	$324,102	$667,566		$751,166
Adjusted EBITDA margin percentage	8.5%	8.8%	6.0%		6.7%
Interest incurred	$7,779	$6,761	$28,377		$21,978
Ratio of Adjusted EBITDA to total interest incurred			1.4	x	2.3	x
Total debt at period end			$387,648		$318,656
Ratio of debt to Adjusted EBITDA			9.7	x	6.4	x
Total net debt at period end			$345,106		$194,686
Ratio of net debt to Adjusted EBITDA			8.6	x	3.9	x
Total cash and inventory			$608,563		$539,689
Ratio of cash and inventory to debt			1.6x		1.7	x
(1) "LTM" indicates amounts for the trailing 12 months.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(Unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the non-GAAP ratio of net debt-to-capital. We believe that the ratio of net debt-to-capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	December 31,
	2018	2017
	(Dollars in thousands)
Total debt, net	$387,648	$318,656
Equity, exclusive of non-controlling interest	239,954	263,990
Total capital	$627,602	$582,646
Ratio of debt-to-capital(1)	61.8%	54.7%

Total debt, net	$387,648	$318,656
Less: cash, cash equivalents and restricted cash	42,542	123,970
Net debt	345,106	194,686
Equity, exclusive of non-controlling interest	239,954	263,990
Total capital	$585,060	$458,676
Ratio of net debt-to-capital(2)	59.0%	42.4%

(1)	The ratio of debt-to-capital is computed as the quotient obtained by dividing total debt, net by total capital (the sum of total debt, net plus equity), exclusive of non-controlling interest.

(2)
The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is total debt, net less cash, cash equivalents and restricted cash to the extent necessary to reduce the debt balance to zero) by total capital, exclusive of non-controlling interest. The most directly comparable GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our debt, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt-to-capital does not take into account our liquidity and we believe that the ratio net of cash provides supplemental information by which our financial position may be considered. Investors may also find this to be helpful when comparing our leverage to the leverage of our competitors that present similar information.